Exhibit 99.1

Agile Therapeutics Announces Extension Granted by Nasdaq Hearings Panel to Regain Compliance with the Stockholders’ Equity Continued Listing Requirement & Provides Performance Update

Company Granted Extension by Nasdaq Hearings Panel to Regain Compliance with the Stockholders’ Equity Continued Listing Requirement Until March 25, 2024

Net Revenue for Full Year 2023 Expected to be in the Range of $20 to $21 Million, an Increase of 84% to 93% Compared to Full Year 2022

GAAP Operating Expenses for Full Year 2023 Expected to be in the Range of $30 to $31.5 Million, a Decrease of 47% to 44% Compared to Full Year 2022

PRINCETON, N.J., February 15, 2024 (GLOBE NEWSWIRE) – Agile Therapeutics, Inc., (Nasdaq: AGRX), a women's healthcare company, today announced it has been granted an extension by Nasdaq to regain compliance with the stockholders’ equity requirement for continued listing and provided performance update for full year 2023.

Company Granted Extension by Nasdaq Hearings Panel to Regain Compliance with the Stockholders’ Equity Continued Listing Requirement

On February 13, 2024, the Company received a letter from the Hearings Panel (“Panel”) of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it has been granted an additional period, or until March 25, 2024, to regain compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Nasdaq Listing Rule 5550(b)(1) requiring companies listed on the Nasdaq Capital Market to maintain stockholder’s equity of at least $2,500,000. The Company had previously presented its plan to the Panel and is continuing to proceed with initiatives to regain compliance within the extension granted.

Expected Full Year 2023 Performance Update (Unaudited)

The Company also announced its preliminary expectations for net revenue and operating expenses for the full year 2023.

●	Full year 2023 net revenue is expected to be in the range of $20 to $21 million compared to $10.9 million for the full year 2022, representing an increase of 84% to 93%.

●	Full year 2023 GAAP operating expenses (“OPEX”) are expected to be in the range of $30 to $31.5 million compared to $56.6 million for the full year 2022, representing a decrease of 47% to 44%. Management has recommended to the Board of Directors, that the Company not pay performance bonuses for the 2023 fiscal year. As a result, the Company plans to reverse an accrual of approximately $2.1 million.

The preliminary results and estimates in this press release are based on management’s initial review of our operations for the fiscal year ended December 31, 2023, and are subject to revision based upon our quarter-end and year-end closing procedures and the completion of the external audit of our year-end financial statements.

About Agile Therapeutics, Inc.

Agile Therapeutics is a women's healthcare company dedicated to fulfilling the unmet health needs of today’s women. Our product and product candidates are designed to provide women with contraceptive options that offer freedom from taking a daily pill, without committing to a longer-acting method. Our initial product, Twirla®, (levonorgestrel and ethinyl estradiol), a transdermal system, is a non-daily prescription contraceptive. Twirla is based on our proprietary transdermal patch technology, called Skinfusion®, which is designed to allow drug delivery through the skin. For more information, please visit the company website at www.agiletherapeutics.com. The Company may occasionally disseminate material, nonpublic information on the Company’s website and LinkedIn account.

Forward-Looking Statements

Certain information contained in this press release includes “forward-looking statements”, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as “predicts,” “believes,” “potential,” “continue,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “likely,” “will,” “should” or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Our forward-looking statements are based on current beliefs and expectations of our management team that involve risks, potential changes in circumstances, assumptions, and uncertainties, including statements regarding our financial condition, our ability to repay our debt to Perceptive, our expected net revenue and expected operating expenses for fiscal year 2023, and our ability to regain compliance with Nasdaq continued listing requirements and continue trading on the Nasdaq Capital Market. Any or all of the forward-looking statements may turn out to be wrong or be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. These forward-looking statements are subject to risks and uncertainties including risks related to our ability to raise enough capital to fund our operations in the near term and long term, including our ability to obtain funding through public or private equity offerings, debt financings or other sources, on terms acceptable to us or at all, our ability to come into and maintain compliance with the Nasdaq Capital Market listing requirements, the potential de-listing of our shares on the Nasdaq Capital Market, our ability to continue to commercialize and grow Twirla the other risks set forth in our filings with the U.S. Securities and Exchange Commission, including For a more detailed description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of this press release. We undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

Contact:

Matt Riley

Head of Investor Relations & Corporate Communications

mriley@agiletherapeutics.com